Exhibit 99.3
IMPORTANT—PLEASE READ THIS EXCHANGE AND TRANSMITTAL INFORMATION
BOOKLET CAREFULLY BEFORE COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL
EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET FOR SHARES OF
COMMON STOCK OF 3M COMPANY

Forming Part of the Terms and Conditions of this Exchange Offer
I/we, the undersigned signatory to the Letter of Transmittal, surrender to you for exchange in this exchange offer the share(s) of 3M Company (“3M”) common stock, par value $0.01 per share (“3M common stock”), identified below for shares of common stock, par value $0.01 per share (“Garden SpinCo common stock”), of Garden SpinCo Corporation, a Delaware corporation (“Garden SpinCo”). I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of the share(s) of 3M common stock represented by the enclosed certificate(s) or book-entry identified above and have full authority to surrender these certificate(s) or book-entry shares, give the instructions in the Letter of Transmittal and warrant that the share(s) represented by these certificate(s) or book-entry are free and clear of all liens, restrictions, adverse claims and encumbrances. I/we acknowledge that, immediately following the consummation of the exchange offer, and if necessary, the Clean-Up Spin-Off (as defined below), Nova RMT Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Neogen Corporation, a Michigan corporation (“Neogen”), will be merged with and into Garden SpinCo, whereby the separate corporate existence of Merger Sub will cease and Garden SpinCo will continue as the surviving corporation and a wholly owned subsidiary of Neogen (the “Merger”). In the Merger, each outstanding share of Garden SpinCo common stock (except for shares of Garden SpinCo common stock held by Garden SpinCo in treasury or by Neogen or Merger Sub, which shares will be canceled and cease to exist, with no consideration being delivered in exchange therefor (the “Merger Excluded Shares”)) will be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.16 per share, of Neogen (“Neogen common stock”) equal to the Exchange Ratio. Prior to the consummation of the exchange offer, 3M will cause the total number of shares of Garden SpinCo common stock outstanding immediately prior to the consummation of the exchange offer to be that number that results in the Exchange Ratio equaling one. As a result, each share of Garden SpinCo common stock (except for Merger Excluded Shares) will be converted into the right to receive one share of Neogen common stock in the Merger. I/we further acknowledge that I/we will not receive shares of Garden SpinCo common stock in the exchange offer, but will only be entitled to receive shares of Neogen common stock after the Merger. Shares of Neogen common stock will be distributed to tendering stockholders by American Stock Transfer & Trust Company, LLC (the “Merger Exchange Agent”).
As specified in the Prospectus dated August 4, 2022 (the “Prospectus”), fractional shares of Garden SpinCo common stock will be issued in connection with the exchange offer, but no fractional shares of Neogen common stock will be issued to tendering stockholders in the Merger. In lieu of any fractional shares, holders of shares of Garden SpinCo common stock following consummation of the exchange offer who would otherwise be entitled to receive a fractional share of Neogen common stock (after aggregating all fractional shares of Neogen common stock that would have otherwise been issuable to such holder) will receive a cash amount, without interest, as determined as set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Fractional Shares.” The undersigned instructs 3M and the Merger Exchange Agent to issue a check for fractional shares and to mail by first-class mail, postage prepaid, to the undersigned at the address indicated in the records maintained by or on behalf of 3M unless otherwise indicated in “Special Delivery Instructions” in the Letter of Transmittal. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Prospectus.

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL
IMPORTANT—PLEASE READ THESE INSTRUCTIONS CAREFULLY BEFORE
COMPLETING THE LETTER OF TRANSMITTAL
Reference is made to the Prospectus and the Letter of Transmittal, which, together with this Exchange and Transmittal Information Booklet, together with any amendments or supplements thereto or hereto, constitute the offer by 3M to exchange all shares of Garden SpinCo common stock that are owned by 3M for shares of 3M common stock that are validly tendered and not properly withdrawn, upon the terms and subject to the conditions set forth herein and in the Prospectus. Following the consummation of the exchange offer, in the Merger, Merger Sub will be merged with and into Garden SpinCo, whereby the separate corporate existence of Merger Sub will cease and Garden SpinCo will continue as the surviving corporation and a wholly owned subsidiary of Neogen. In the Merger, each outstanding share of Garden SpinCo common stock (other than Merger Excluded Shares) will be converted into the right to receive a number of fully paid and nonassessable shares of Neogen common stock equal to the Exchange Ratio. Prior to the consummation of the exchange offer, 3M will cause the total number of shares of Garden SpinCo common stock outstanding immediately prior to the consummation of the exchange offer to be that number that results in the Exchange Ratio equaling one. As a result, each share of Garden SpinCo common stock (except for Merger Excluded Shares) will be converted into the right to receive one share of Neogen common stock in the Merger. Garden SpinCo common stock will not be transferred to participants in the exchange offer; such participants will instead only be entitled to receive the shares of Neogen common stock into which the Garden SpinCo common stock is converted the Merger. As a result, you will not be able to trade shares of Garden SpinCo common stock before they convert into shares of Neogen common stock in the Merger. In addition, there can be no assurance that shares of Neogen common stock, when issued in the Merger, will trade at the same prices as shares of Neogen common stock trade prior to the Merger.
In addition to the copy of the Prospectus that is being mailed to 3M stockholders, you can obtain copies of, or view, the Prospectus through www.3mneogenexchange.com, the website for this exchange offer, or by contacting 3M’s information agent, Georgeson LLC, at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 or at the telephone number 888-607-6511. You should read the Prospectus carefully and in its entirety prior to making any decisions with respect to this exchange offer.
Although 3M has mailed the Prospectus to the extent required by U.S. law, including to stockholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of 3M common stock, shares of Neogen common stock or shares of Garden SpinCo common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of 3M, Neogen or Garden SpinCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of 3M common stock, Neogen common stock or Garden SpinCo common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of 3M common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for 3M, Neogen or Garden SpinCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of 3M common stock, Neogen common stock or Garden SpinCo common stock that may apply in their home countries. None of 3M, Neogen or Garden SpinCo can provide any assurance about whether such limitations may exist.
The exchange offer and withdrawal rights will expire at 11:59 p.m., New York City time, on August 31, 2022, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on August 31, 2022 or any later date to which the exchange offer is extended, is referred to in this document as the “expiration date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to expiration of the exchange offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR SHARES OF 3M COMMON STOCK.
Exchange of Shares of 3M Common Stock—General Information
Appointment of the 3M Designees as Attorneys-in-Fact and Proxy
By executing the Letter of Transmittal, you irrevocably appoint 3M’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of 3M common stock tendered and accepted for exchange by 3M and with respect to any and all other shares of 3M common stock and other securities issued or issuable in respect of such tendered and accepted shares of 3M common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that 3M deposits the shares of Garden SpinCo common stock exchangeable for the shares of 3M common stock that you have tendered with the Distribution Exchange Agent for shares of Garden SpinCo common stock. All such proxies shall be considered coupled with an interest in the tendered shares of 3M common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given with respect to such shares will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). 3M’s designees will, with respect to the shares of 3M common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. 3M reserves the right to require that, in order for shares of 3M common stock to be deemed validly tendered, immediately upon 3M’s acceptance for exchange of those shares of 3M common stock, 3M must be able to exercise full voting rights with respect to such shares.
Shares of 3M Common Stock Deemed Accepted for Exchange Upon Notice by 3M to the Distribution Exchange Agent
For purposes of the exchange offer, 3M will be deemed to have accepted for exchange, and thereby exchanged, shares of 3M common stock validly tendered and not properly withdrawn if and when 3M notifies the Distribution Exchange Agent of its acceptance of the tenders of those shares of 3M common stock pursuant to the exchange offer.
Upon the consummation of the exchange offer, 3M will deliver to the Distribution Exchange Agent a book-entry authorization representing (a) all of the shares of Garden SpinCo common stock being exchanged in the exchange offer, with instructions to hold those shares of Garden SpinCo common stock as agent for the holders of shares of 3M common stock validly tendered, not properly withdrawn and accepted for exchange in the exchange offer and (b) in the case of a the Clean-Up Spin-Off if any, all of the shares of Garden SpinCo common stock being distributed in the Clean-Up Spin-Off to 3M stockholders whose shares of 3M common stock remain outstanding after the consummation of the exchange offer (as described in the Prospectus under “Exchange Offer—Distribution of Garden SpinCo Common Stock Remaining After This Exchange Offer”), with instructions to hold those shares of Garden SpinCo common stock as agent for such 3M stockholders. Prior to the effective time of the Merger, Neogen will deposit with the Merger Exchange Agent for the benefit of persons who received shares of Garden SpinCo common stock in the exchange offer (or in the Clean-Up Spin-Off, if applicable) evidence in book-entry form representing the shares of Neogen common stock issuable in the Merger. The Clean-Up Spin-Off refers to the distribution by 3M following the consummation of the exchange offer, if the exchange offer is not fully subscribed, of the remaining shares of Garden SpinCo common stock owned by 3M on a pro rata basis to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the exchange offer.
Upon surrender of the documents required by the Distribution Exchange Agent and the Merger Exchange Agent, duly executed, and following the consummation of the exchange offer and the Merger, each former holder of shares of Garden SpinCo common stock will be entitled to receive from the Merger Exchange Agent in exchange therefor shares of Neogen common stock and/or cash in lieu of fractional shares of Neogen common stock, as the case may be. You will not receive any interest on any cash payable to you, even if there is a delay in making the payment.
Accordingly, shares of Garden SpinCo common stock will not be transferred to participants in the exchange offer; as a participant, you will instead receive shares of Neogen common stock in the Merger (or cash in lieu of fractional shares).

3M Will Determine the Validity of Any Tender
3M will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of 3M common stock, in 3M’s sole discretion, and its determination will be final and binding. 3M reserves the absolute right to reject any and all tenders of 3M common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. In the event a stockholder disagrees with such determination, he or she may seek to challenge such determination in a court of competent jurisdiction. 3M also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any shares of 3M common stock. No tender of shares of 3M common stock is valid until all defects and irregularities in tenders of shares of 3M common stock have been cured or waived. Neither 3M nor the Distribution Exchange Agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of 3M common stock or will incur any liability for failure to give any such notification. 3M’s interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions herein) will be final and binding.
Return of Shares of 3M Common Stock if Tender Not Accepted
If 3M does not accept for exchange any tendered shares of 3M common stock for any reason pursuant to the terms and conditions of the exchange offer, the Distribution Exchange Agent (a) in the case of shares of 3M common stock held in certificated form, will return certificates representing such shares without expense to the tendering stockholder and (b) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” such shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.
Effect of Tenders
A tender of shares of 3M common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to 3M that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of 3M common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, 3M will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, and (3) you have a “net long position” in 3M common stock or equivalent securities at least equal to the shares of 3M common stock being tendered, within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such tender of shares complies with Rule 14e-4 under the Exchange Act.
Any 3M stockholder who validly tenders (and does not properly withdraw) shares of 3M common stock that are accepted for exchange in the exchange offer will with respect to such shares waive their rights to receive, and forfeit any rights to, shares of Garden SpinCo common stock distributed in the Clean-Up Spin-Off, if any.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of 3M common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of 3M common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of 3M common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of the Prospectus. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Potential Limitation on Number of Shares of 3M Common Stock Received
If, upon the expiration of the exchange offer, 3M stockholders have validly tendered and not properly withdrawn more shares of 3M common stock than 3M is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Garden SpinCo common stock owned by 3M), 3M will accept for exchange the 3M common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of 3M common stock to be accepted for exchange bears to the total number of shares of 3M common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of 3M common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Garden SpinCo common stock being offered by 3M in the exchange offer, except for tenders of odd lots, as described below.
Except as otherwise provided in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of 3M Common Stock,” beneficial holders (other than participants in any of the 3M Savings Plans) of fewer than 100 shares of 3M common stock who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed. Beneficial holders of 100 or more shares of 3M common stock are not eligible for this preference.
Binding Agreement
The tender of shares of 3M common stock pursuant to any of the procedures described in the Letter of Transmittal, this Exchange and Transmittal Booklet and the Prospectus, together with 3M’s acceptance for exchange of such shares pursuant to such procedures, will constitute a binding agreement between 3M and you upon the terms of, and subject to the conditions of, the exchange offer.
Procedures for Tendering
The exchange of 3M common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Distribution Exchange Agent of (a) (i) share certificates representing all physically tendered shares of 3M common stock, in proper form for transfer, or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of 3M common stock in the Distribution Exchange Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section of the Prospectus entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of 3M common stock, properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.
The method of delivery of share certificates of 3M common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the Distribution Exchange Agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.
Certificates representing shares of Garden SpinCo common stock will not be issued to tendering holders of shares of 3M common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Garden SpinCo common stock to tendering holders of shares of 3M common stock, the Distribution Exchange Agent will cause the shares of Garden SpinCo common stock to be credited to book-entry account records maintained by the Distribution Exchange Agent for the benefit of the respective tendering holders. Pursuant to transactions described in the Prospectus, following the consummation of the exchange offer, Merger Sub will be merged with and into Garden SpinCo in the Merger and each share of Garden SpinCo common stock will be converted into the right to receive Neogen common stock and cash in lieu of fractional shares of Neogen common stock.
Shares of 3M Common Stock Held in Certificated Form and/or Book-Entry DRS
If you hold certificates representing shares of 3M common stock, you must deliver to the Distribution Exchange Agent at the applicable address listed below, a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents as well as the certificates representing the shares of 3M common stock being tendered.
If you hold shares of 3M common stock that are held in book-entry form via the Direct Registration System or are held via the Dividend Reinvestment Plan, which we refer to collectively as “DRS,” in each case, on the books and records of 3M's transfer agent, you must deliver to the Distribution Exchange Agent, pursuant to one of the methods set forth in the Letter of Transmittal, a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents. Since certificates are not issued for DRS shares, you do not need to deliver any certificates representing those shares to the Distribution Exchange Agent.

Shares of 3M Common Stock Held Through a Bank, Broker or Other Nominee
If you hold shares of 3M common stock through a bank, broker or other nominee and wish to tender your shares of 3M common stock in the exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use the Letter of Transmittal to direct the tender of your 3M common stock. If that institution holds shares of 3M common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the Distribution Exchange Agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the Distribution Exchange Agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your 3M common stock. A tender by book-entry transfer will be completed upon receipt by the Distribution Exchange Agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.
The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the Distribution Exchange Agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of 3M common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including these instructions) and that 3M may enforce that agreement against the participant.
Shares Held in Any of the 3M Savings Plans
Participants in the 2021 Amended and Restated 3M Voluntary Investment Plan and Employee Stock Ownership Plan, as amended and restated or the 2016 Amended and Restated 3M Savings Plan, as amended and restated (each, a “401(k) Plan”, and together, the “401(k) Plans”) must follow the special instructions that are being sent to them by the plan administrators with respect to their interest in the 401(k) Plans. Such participants should not use the Letter of Transmittal to direct the tender of shares of 3M common stock held in the applicable 401(k) Plans. In general, if (and only if) five percent (5%) or more of the outstanding shares of 3M common stock will be exchanged in the Exchange Offer, participants in the 401(k) Plans may direct the plan trustee to tender all, some or none of the shares of 3M common stock represented by the units in the 3M stock fund in the applicable 401(k) Plan for exchange, subject to certain limitations set forth in the instructions provided by the plan administrator. As set forth in greater detail in such instructions, which are being sent to participants in the 401(k) Plans, to allow sufficient time for the tender of shares by the trustees of the 401(k) Plans, participants in the 401(k) Plans must provide the tabulator for the trustees of the 401(k) Plans with the requisite instructions by 4:00 p.m., New York City time, on August 29, 2022. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of these participant instructions may also be extended.
If less than five percent (5%) of the outstanding shares of 3M common stock will be exchanged in the Exchange Offer, the investment fiduciaries of the 3M stock funds shall direct the trustees of the 401(k) Plans with respect to the decision whether to tender any shares of 3M common stock represented by the units held in such stock funds.
We refer participants in the 401(k) Plans to the separate special instructions being sent to them by the plan administrators with respect to their interest in the 401(k) Plans for further detail.
Please contact the phone number in the letter or email you receive from the applicable plan record keeper to speak with a customer service associate if you have not yet received instructions from the plan record keeper.
Signature Guarantees
Signatures on the Letter of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), unless the shares of 3M common stock are tendered either (1) by a registered stockholder who has not completed the box entitled “Special Transfer Instructions” on the Letter of Transmittal or (2) for the account of a U.S. eligible institution.
If the certificates representing shares of 3M common stock are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by a U.S. eligible institution. If this Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Distribution Exchange Agent of the authority of such person so to act must be submitted, in addition to obtaining a medallion guarantee stamp as outlined above.
Withdrawal Rights
Shares of 3M common stock validly tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer and unless 3M has previously accepted such shares for exchange pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once 3M accepts 3M common stock for exchange pursuant to the exchange offer, your tender is irrevocable.
For a withdrawal of shares of 3M common stock to be effective, the Distribution Exchange Agent must receive from you a written notice of withdrawal, in the form made available to you, at one of its addresses or the facsimile number set forth on the back cover of the Prospectus, and your notice must include your name and the number of shares of 3M common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.
If certificates have been delivered or otherwise identified to the Distribution Exchange Agent, the name of the registered holder and the certificate numbers of the particular certificates evidencing the shares of 3M common stock must also be furnished to the Distribution Exchange Agent, as stated above, prior to the physical release of the certificates. If shares of 3M common stock have been tendered pursuant to the procedures for book-entry tender discussed in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.
3M will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding, subject to the rights of the tendering stockholders to challenge 3M’s determination in a court of competent jurisdiction. Neither 3M nor the Distribution Exchange Agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.
Any shares of 3M common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of 3M common stock by following one of the procedures discussed in the Prospectus in the section entitled “Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering,” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).
If you hold shares of 3M common stock through the 3M Savings Plans (or units in respect of shares of 3M common stock), you will be provided with special instructions by or on behalf of your plan administrator on how to withdraw your shares (or units in respect of shares) and you must deliver any required information in a timely manner in order for the tabulator for the 3M Savings Plans to withdraw your election to exchange from the final tabulation. The deadline will be specified in the special instructions provided to you (or, if the exchange offer is extended, any new plan participant withdrawal deadline established by the applicable plan administrator).
Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.
Guaranteed Delivery Procedures
If you wish to tender shares of 3M common stock pursuant to the exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the Distribution Exchange Agent before the expiration of the exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your 3M common stock, so long as all of the following conditions are satisfied:
•	you must make your tender by or through a U.S. eligible institution;

•
before the expiration of the exchange offer, the Distribution Exchange Agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by 3M, in the manner provided below; and

•
no later than 5:00 p.m. on the second NYSE trading day after the date of execution of such notice of guaranteed delivery, the Distribution Exchange Agent must receive: (i) (A) share certificates representing all physically tendered shares of 3M common stock or (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of 3M common stock in the Distribution Exchange Agent’s account at The Depository Trust Company, (ii) a Letter of Transmittal for shares of 3M common stock, properly completed and duly executed, including with any required signature guarantees or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of 3M common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the Distribution Exchange Agent. If you hold 3M common stock through a bank, broker or other nominee, that institution must submit any notice of guaranteed delivery on your behalf.
IRS Form W-9/IRS Form W-8
Under U.S. federal income tax law, a non-exempt holder of shares of 3M common stock surrendering shares of 3M common stock in the exchange offer who is a “United States person” for U.S. federal income tax purposes is required to provide the Merger Exchange Agent with such holder’s correct Taxpayer Identification Number (“TIN”), generally the holder’s social security or federal employer identification number, and certify that such holder is not subject to backup withholding by completing an Internal Revenue Service (“IRS”) Form W-9 or otherwise establish a basis for exemption from backup withholding. If the Merger Exchange Agent is not provided with a United States person’s correct TIN and other information and certifications required on IRS Form W-9 or an adequate basis for an exemption from backup withholding before payment is made, payments of cash made to such United States person in lieu of fractional shares of Neogen common stock pursuant to the Merger may be subject to backup withholding at the applicable rate (currently 24%), and such United States person may be subject to a penalty imposed by the IRS. See the instructions to IRS Form W-9 for additional information.
Certain holders (including, among others, C corporations and certain foreign persons) are not subject to these backup withholding requirements. A holder of shares of 3M common stock surrendering shares of 3M common stock in the exchange offer who is not a United States person may qualify as an exempt recipient by providing the Merger Exchange Agent with a properly completed applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s foreign status or by otherwise establishing an exemption. See the instructions to the applicable IRS Form W-8 for additional information.
In order to avoid backup withholding with respect to cash received in exchange for fractional shares pursuant to the Merger, each holder submitting shares of 3M common stock in the exchange offer must provide the Merger Exchange Agent with a properly completed IRS Form W-9 (if applicable) or, alternatively, must establish another basis for exemption from backup withholding. A holder that is not a “United States person” may qualify as an exempt recipient by submitting to the Merger Exchange Agent a properly completed IRS Form W-8BEN, W-8BEN-E, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (which can be obtained from the Internal Revenue Service (the “IRS”) website http://www.irs.gov or by contacting the Merger Exchange Agent) signed under penalty of perjury, attesting to that holder’s exempt status.
Failure to complete an IRS Form W-9 or applicable IRS Form W-8, in each case if applicable, will not, by itself, cause the shares of 3M common stock surrendered by a holder of shares of 3M common stock to be deemed invalidly tendered but may require the Merger Exchange Agent to backup withhold at the applicable rate (currently 24%) from any payments of cash made to such holder in lieu of fractional shares of Neogen common stock pursuant to the Merger. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability, if any, of persons subject to backup withholding may be reduced by the amount of tax withheld. If backup withholding results in an overpayment of tax, a refund or a credit may generally be obtained, provided that the required information is timely furnished to the IRS. Each holder of 3M common stock should consult its tax advisor regarding qualification for an exemption from backup withholding, the procedure for obtaining an exemption, and the applicable backup withholding rate.
Lost, Stolen, Destroyed or Mutilated Certificates
If your certificate(s) representing shares of 3M common stock have been lost, stolen, destroyed or mutilated and you wish to tender your shares, you should promptly call Equiniti Trust Company, the transfer agent, at 1-800-401-1952 regarding the requirements for replacement of the certificate. You will also need to complete an affidavit of lost, stolen, destroyed or mutilated certificate(s) (that you may request by calling the transfer agent at 1-800-401-1952), post a surety bond for your lost, stolen, destroyed or mutilated shares of 3M common stock, and pay a service fee. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed or mutilated certificates have been followed. You are urged to contact the transfer agent immediately to ensure timely processing of the documentation.
The information agent for the exchange offer is:
Georgeson
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Telephone: 888-607-6511
MANUALLY SIGNED EMAILED COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH RECORD STOCKHOLDER OF 3M TO THE DISTRIBUTION EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.
The Distribution Exchange Agent for the exchange offer is:
Equiniti Trust Company

By First Class Mail: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions Department P.O. Box 64858 St. Paul, MN 55164-0858	By Registered or Overnight Courier: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions Department 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120